Issuer Free Writing Prospectus filed pursuant to Rule 433 under the Securities Act of 1933 supplementing the Preliminary Prospectus dated September 13, 2012

Registration No. 333-183872

September 13, 2012

Tesoro Corporation

$450,000,000 4.250% Senior Notes due 2017

$475,000,000 5.375% Senior Notes due 2022

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus dated September 13, 2012 (as supplemented through and including the date hereof, the “Preliminary Prospectus”). The information in this Supplement supplements the Preliminary Prospectus and updates and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Capitalized terms used in this Pricing Supplement but not defined have the meanings given them in the Preliminary Prospectus.

Other information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Terms applicable to the 4.250% Senior Notes due 2017

Issuer:	Tesoro Corporation

Aggregate Principal Amount:	$450,000,000

Title of Securities:	4.250% Senior Notes due 2017

Final Maturity Date:	October 1, 2017

Coupon:	4.250%

Public Offering Price:	100.000%, plus accrued interest from September 27, 2012, if any

Yield to Maturity:	4.250%

Spread to Benchmark Treasury:	+359 bps

Benchmark Treasury:	UST 0.625% due August 31, 2017

Benchmark Treasury Price and Yield:	99-26+ 0.660%

Gross Proceeds:	$450,000,000

Net Proceeds to Issuer before Expenses:	$443,250,000

Interest Payment Dates:	April 1 and October 1

Record Dates:	March 15 and September 15

First Interest Payment Date:	April 1, 2013

Optional Redemption:	At any time and from time to time prior to September 1, 2017, the Issuer may at its option redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, using a discount rate of Treasuries plus 0.50%. On or after September 1, 2017, we may redeem some or all of the 2017 Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control Triggering Event:	Putable at 101% of principal, plus accrued and unpaid interest.

CUSIP/ISIN Numbers:	CUSIP: 881609 AY7 ISIN: US881609AY73

Distribution:	SEC Registered (Registration No. 333-183872)

Listing:	None

Trade Date:	September 13, 2012

Settlement:	T+10 on September 27, 2012

We expect delivery of the notes will be made against payment therefor on or about September 27, 2012, which is the 10th business day following the date of the pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or on the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Use of Proceeds:	As set forth in the Preliminary Prospectus.

Joint Book-Running Managers:	RBS Securities Inc. J.P. Morgan Securities LLC Mizuho Securities USA Inc. Natixis Securities Americas LLC

Co-Managers:	Credit Agricole Securities (USA) Inc RBC Capital Markets, LLC, Scotia Capital (USA) Inc. UBS Securities LLC

Denominations/Multiple:	2,000 x 1,000

Terms applicable to the 5.375% Senior Notes due 2022

Issuer:	Tesoro Corporation

Aggregate Principal Amount:	$475,000,000

Title of Securities:	5.375% Senior Notes due 2022

Final Maturity Date:	October 1, 2022

Coupon:	5.375%

Public Offering Price:	100.000%, plus accrued interest from September 27, 2012, if any

Yield to Maturity:	5.375%

Spread to Benchmark Treasury:	+361 bps

Benchmark Treasury:	UST 1.625% due August 15, 2022

Benchmark Treasury Price and Yield:	98-22+ 1.768%

Gross Proceeds:	$475,000,000

Net Proceeds to Issuer before Expenses:	$467,875,000

Interest Payment Dates:	April 1 and October 1

Record Dates:	March 15 and September 15

First Interest Payment Date:	April 1, 2013

Optional Redemption:

At any time and from time to time prior to October 1, 2017, the Issuer may at its option redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, using a discount rate of Treasuries plus 0.50%.

On or after October 1, 2017, the Notes will be subject to redemption at any time and from time to time at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

	Date	Price
	2017	102.688%
	2018	101.792%
	2019	100.896%
	2020 and thereafter	100.000%

Optional Redemption with Equity Proceeds:

At any time and from time to time before October 1, 2015, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding notes at a redemption price of 105.375% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the redemption date, with the net cash proceeds from certain equity offerings.

Change of Control Triggering Event:	Putable at 101% of principal, plus accrued and unpaid interest.

CUSIP/ISIN Numbers:	CUSIP: 881609 AZ4 ISIN: US881609AZ49

Distribution:	SEC Registered (Registration No. 333-183872)

Listing:	None

Trade Date:	September 13, 2012

Settlement:

T+10 on September 27, 2012

We expect delivery of the notes will be made against payment therefor on or about September 27, 2012, which is the 10th business day following the date of the pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or on the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Use of Proceeds:	As set forth in the Preliminary Prospectus.

Joint Book-Running Managers:	RBS Securities Inc. J.P. Morgan Securities LLC Mizuho Securities USA Inc. Natixis Securities Americas LLC

Co-Managers:	Credit Agricole Securities (USA) LLC RBC Capital Markets, LLC, Scotia Capital (USA) Inc. UBS Securities LLC

Denominations/Multiple:	2,000 x 1,000

The Issuer has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting RBS Securities Inc. by telephone at (866) 884-2071 or at the following address: RBS Securities Inc., 600 Washington Boulevard, Stamford, CT 06901 Attn: High Yield Debt Capital Markets Syndicate.

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